Exhibit 99.1

TELA Bio Announces Third Quarter 2020 Financial Results

MALVERN, Pa., November 11, 2020 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial-stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today reported financial results for the third quarter ended September 30, 2020.

Recent Highlights

-	Reported revenue of $5.3 million for the third quarter of 2020, increasing 34% over the third quarter of 2019

-	Presented additional data from the BRAVO post-market study, further demonstrating a low incidence of surgical site infections and occurrences and an initial two-year hernia recurrence rate of zero

-	Strategically added to commercial sales team and continued to educate surgeons through TELA LIVE virtual programs

“I am pleased with our strong third quarter results and proud of our team in continuing to execute and deliver to our customers and patients despite the ongoing challenges associated with the current pandemic,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. “While we are encouraged by the healthy rebound we saw in hernia procedures in the third quarter, there continues to be uncertainty in light of the increased number of daily COVID-19 cases in certain regions of the country. However, we remain cautiously optimistic and prepared as a team to meet the challenges of these dynamic times and adapt our commercial plan to ensure that we can continue to support our customers and advance our mission of improving patient care and outcomes.”

Third Quarter 2020 Financial Results

Revenue was $5.3 million for the third quarter of 2020, an increase of 34% compared to the prior year period. Despite strong quarterly revenue, revenue growth in the third quarter was impacted by lower than expected procedural volumes as a result of hospitals and patients deferring elective procedures and other factors related to the COVID-19 pandemic.

Gross profit was $3.3 million for the third quarter of 2020, or 62% of revenue, compared to $2.6 million, or 66% of revenue, in the same period in 2019. The decrease in gross margin was due to the increase in the charge for excess and obsolete inventory adjustments as a percentage of revenue.

Operating expenses were $10.2 million in the third quarter of 2020, compared to $6.5 million in the same period in 2019. The increase was due to the expansion of our commercialization activities, increased outside development expenses and increased costs associated with operating as a public company, which were partially offset by lower travel and consulting expenses resulting from the cost containment actions taken in response to the COVID-19 pandemic.

Loss from operations was $6.9 million in the third quarter of 2020, compared to a loss from operations of $3.9 million in the same period in 2019.

Net loss was $7.7 million in the third quarter of 2020, compared to a net loss of $4.7 million in the same period in 2019.

Total cash and cash equivalents at September 30, 2020 were $81.5 million.

Financial Outlook

There is considerable uncertainty and lack of visibility regarding the Company's near-term revenue growth prospects and product development plans due to the rapidly evolving environment resulting from the COVID-19 pandemic. The COVID-19 pandemic is a highly fluid situation, and it is not currently possible for the Company to reasonably estimate the impact that it may have on financial and operating results. Accordingly, TELA Bio will not be providing 2020 financial guidance.

Conference Call and Webcast Details

The Company will host a live conference call and webcast to discuss these results and provide a corporate update on Wednesday, November 11, 2020, at 4:30 PM ET.

To participate in the call, please dial (855) 548-1219 (domestic) or (409) 217-8881 (international) and provide conference ID 1670209. The live webcast will be available on the Events & Presentations page of the Investors section of TELA's website.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial-stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA's products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

Caution Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the ongoing COVID-19 pandemic, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to updates to our forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

TELA Bio Contact

Stuart Henderson

Vice President, Corporate Development and Investor Relations

TELA Bio, Inc.

484-320-2930

Investor Contact

Greg Chodaczek

347-620-7010

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$81,467	$45,302
Short-term investments	—	9,285
Accounts receivable, net	2,640	2,836
Inventory	4,042	4,603
Prepaid expenses and other assets	867	2,308
Total current assets	89,016	64,334
Property and equipment, net	652	677
Intangible assets, net	2,683	2,911
Total assets	$92,351	$67,922

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$976	$3,171
Accrued expenses and other current liabilities	4,369	3,542
Total current liabilities	5,345	6,713
Long-term debt with related party	30,673	30,243
Other long-term liabilities	—	4
Total liabilities	36,018	36,960

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 14,432,472 and 11,406,976 shares issued and 14,432,220 and 11,406,221 shares outstanding at September 30, 2020 and December 31, 2019, respectively	14	11
Additional paid-in capital	245,199	198,829
Accumulated other comprehensive loss	(17)	(19)
Accumulated deficit	(188,863)	(167,859)
Total stockholders’ equity	56,333	30,962
Total liabilities and stockholders’ equity	$92,351	$67,922

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$5,313	$3,973	$12,546	$10,582
Cost of revenue (excluding amortization of intangible assets)	1,950	1,293	4,746	4,045
Amortization of intangible assets	76	76	228	228
Gross profit	3,287	2,604	7,572	6,309
Operating expenses:
Sales and marketing	6,342	4,736	15,734	12,678
General and administrative	2,607	1,208	7,274	3,737
Research and development	1,201	516	3,092	3,230
Total operating expenses	10,150	6,460	26,100	19,645
Loss from operations	(6,863)	(3,856)	(18,528)	(13,336)
Other (expense) income:
Interest expense	(898)	(899)	(2,661)	(2,725)
Change in fair value of preferred stock warrant liability	—	34	—	(4)
Other income	58	55	185	172
Total other (expense) income	(840)	(810)	(2,476)	(2,557)
Net loss	(7,703)	(4,666)	(21,004)	(15,893)
Accretion of redeemable convertible preferred stock to redemption value	—	(2,058)	—	(6,843)
Net loss attributable to common stockholders	$(7,703)	$(6,724)	$(21,004)	$(22,736)
Net loss per common share, basic and diluted	$(0.53)	$(22.58)	$(1.69)	$(76.62)
Weighted average common shares outstanding, basic and diluted	14,421,990	297,750	12,431,257	296,743
Comprehensive loss:
Net loss	$(7,703)	$(4,666)	$(21,004)	$(15,893)
Foreign currency translation adjustment	(29)	1	2	(2)
Comprehensive loss	$(7,732)	$(4,665)	$(21,002)	$(15,895)